UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 11, 2012

UniTek Global Services, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	000-28579 (Commission File Number)	75-2233445 (IRS Employer Identification No.)

1777 Sentry Parkway West, Blue Bell, PA (Address of Principal Executive Offices)	19422 (Zip Code)

Registrant’s telephone number, including area code: (267) 464-1700

Not applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02.          Unregistered Sales of Equity Securities.

On June 11, 2012, UniTek Global Services, Inc. (“UniTek” or the “Company”) issued an aggregate of 2,105,002 unregistered shares of its common stock pursuant to the Asset Purchase Agreement, dated as of March 30, 2011, as amended on March 28, 2012, by and among UniTek and Pinnacle Wireless, Inc. (“Pinnacle”), Current Flow Technologies Corporation (“CFT”), Michael Hayford, Timothy Walters, Christopher Love, Michael Rubenstein and Manny Medina (as amended, the “Agreement”). Under the Agreement, UniTek purchased substantially all of the assets of Pinnacle and CFT in exchange for a base purchase price of $20.7 million and earnout payments of up to $30.0 million, both of which consist of a combination of cash and shares of the Company’s common stock. The number of shares of UniTek common stock that were issued pursuant to the Agreement, including the shares issued as part of the initial payment of the purchase price and the shares issued pursuant to the earnout, was 3,029,858, which equals 19.99% of the shares of UniTek common stock outstanding on the date of the Agreement. No additional shares are issuable under the Agreement. The 2,105,002 shares issued on June 11, 2012 pursuant to the Agreement surpassed 1% of the total number of shares of common stock outstanding on that date. The shares were issued in reliance on the exemption from registration contained in Section 4(2) of the Securities Act of 1933, as amended.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNITEK GLOBAL SERVICES, INC.

Date: June 12, 2012	By:	/s/ Ronald J. Lejman
Ronald J. Lejman
Co-Manager of the Interim Office of the CEO,
Chief Financial Officer and Treasurer